Exhibit 1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G, and any amendments hereto, relating to the ordinary shares, par value of US$0.0000625 per share of Global Engine Group Holding Limited, a British Virgin Islands company whose principal place of business is in Hong Kong, shall be filed on behalf of the undersigned.

November 15, 2024

Excel Elite Developments Limited

By:	/s/ Au Wai Yin
	Name:	Au Wai Yin
	Title:	Director

By:	/s/ Au Wai Yin
	Name:	Au Wai Yin